UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SECOND AMENDED
FORM S-8

REGISTRATION STATEMENT FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: April 4, 2005

PURE CAPITAL INCORPORATED
(Exact name of registrant as specified in its charter)

Canada Federal	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

 SECOND AMENDED 2004 STOCK INCENTIVE PLAN
(Full Title of Plan)

250 Blairgowrie Place
Nanaimo, BC Canada
V9T 4P5
(Address of principal executive offices)

Mr. Alan Brown
President and Chief Executive Officer
250 Blairgowrie Place
Nanaimo, BC Canada
V9T 4P5
(Name and address of agent for service)
(250) 741-6340
(Telephone number, including area code of agent for service)

with a copy to:
Mark L. Baum
The Baum Law Firm
580 Second Street, Suite 102
Encinitas, CA 92024
(760) 230-2300

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee (2)
    Common Stock ($.001 par value)	5,000,000	$.14	$700,000	$88.69
(1)
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993. The calculation of the registration fee is based upon a per share price of $0.14 which was the average (rounded to the nearest penny) of the high and low sales prices of the Registrant’s common stock on the three days preceding April 12, 2005, as reported on the Over-the-Counter Electronic Bulletin Board.

(2)
This SECOND AMENDED 2004 STOCK INCENTIVE PLAN increases the previously filed “2004 STOCK INCENTIVE PLAN” and “FIRST AMENDED 2004 STOCK INCENTIVE PLAN” filed by 5,000,000 common shares. The total fees due for this Second Amended 2004 Stock Incentive Plan are $88.69. There are no additional fees due.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2. Registration Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 3. Incorporation of Documents by Reference

(a) our annual report on Form 20-F for the fiscal year ending December 31, 2003, filed August 16, 2004;

(b) all our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2003;

(c) the description of our common stock which is contained in our Form 20-F for the year ended December 31, 2001, filed August 19, 2002;

(d) all other reports (and documents) we file after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents;

(e) the S-8 Registration Statement filed on January 12, 2004, together with any and all attachments thereto; and

(f) the First Amended S-8 Registration Statement filed on November 18, 2004, together with any and all attachments thereto.

Any statement contained in a document incorporated or deemed incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Securities are registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers:

Our Bylaws contain an indemnification provision that limits the officers and directors' personal liability to us or any of our stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. A person specifically covered by the indemnification provision in our shall still be liable to the extent provided by applicable law for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law. We anticipate that we will enter into indemnification agreements with each of our directors and executive officers pursuant to which we agree to indemnify each such director and executive officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such director and officer in connection with any criminal or civil action brought or threatened against such director or officer by reason of such person being or having been an officer or director of ours. In order to be entitled to indemnification by us, such person must have acted honestly, in good faith, and in a manner such officer or director believed to be in our best interests. With respect to criminal actions, our officers and directors are entitled to indemnification if they had no reasonable grounds to believe their conduct was unlawful. We shall also indemnify our officers and directors in such other circumstances that the Canadian Business Corporations Act permits or requires. IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

The following is a list of exhibits filed as part of the Registration Statement:

3.1  Certificate of Incorporation dated October 30, 1997*
3.2  Certificate of Name Change*
3.3  Articles*
3.4  By-laws*
4.1 Second Amended 2004 Stock Option Plan
4.2 2004 Stock Option Plan as filed on January 12, 2004*
4.3 First Amended 2004 Stock Option Plan as filed on November 18, 2004*
5.1  Opinion of The Baum Law Firm
23.1  Consent of The Baum Law Firm (included in Exhibit 5.1)
23.2  Consent of Morgan & Company

*Filed as exhibits to our Form 20-F for the year ended December 31, 2001, filed August 19, 2002, and incorporated herein by reference. The 2004 Stock Option Plan and First Amended 2004 Stock Option Plan are also incorporated by reference herein.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to    this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining a liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Nanaimo, British Columbia, on April 12, 2005.

Pure Capital Incorporated

By: /s/ Alan Brown
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Alan Brown	Chairman of the Board, Chief Executive Officer (Principal Financial and Accounting Officer)	April 12, 2005

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on April 12, 2005, by the undersigned as the duly authorized representative of Pure Capital Incorporated in the United States.

/s/ Cory Mitchell
Cory Mitchell